UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
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PENNS WOODS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2021 PROXY

PENNS WOODS
BANCORP, INC.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
The Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. (the “Corporation”) will be held on Tuesday, April 27, 2021 at 9:00 A.M. The 2021 Annual Meeting will be held virtually via the Internet, and shareholders can access the Meeting and vote and submit questions by visiting www.meetingcenter.io/268135803. Only shareholders of record at the close of business on March 1, 2021 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
At the 2021 Annual Meeting we will:
1.Elect six (6) Class 2 director nominees of the board of directors, to serve for a three-year term that will expire in 2024, and until their successors are elected and qualified (Proposal No. 1);
2.Conduct a non-binding (advisory) vote on executive compensation (Proposal No. 2);
3.Ratify the appointment of S.R. Snodgrass, P.C. as the Corporation's independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 3); and
4.Transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.
The board of directors recommends that you vote “FOR” each of the proposals.
You are urged to vote your shares by using the Internet at http://www.investorvote.com/pwod or by telephone by calling 1-800-652-8683 (toll-free) on a touch-tone phone and using the control number located on the proxy card. You may also vote your shares by promptly returning your proxy card (marked, signed, and dated) in the enclosed postage-paid envelope. Finally, you may vote at the Annual Meeting by following the instructions at www.meetingcenter.io/268135803.The voting of your shares will help in assuring the presence of a quorum. The prompt voting of your shares by Internet, phone, or the return of your proxy card, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide voting instructions.

You may access the following proxy materials at http://www.edocumentview.com/pwod:
•Notice of the 2021 Annual Meeting of Shareholders;
•2021 Proxy Statement;
•Annual Report to Shareholders for the year ended December 31, 2020; and
•Proxy Card.
You are encouraged to attend the virtual Annual Meeting at www.meetingcenter.io/268135803 using the password PWOD2021 and the control number found on your proxy card.
You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
By Order of the Board of Directors,
Richard A. Grafmyre
Chief Executive Officer
Dated: March 22, 2021
Important Notice Regarding Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on Tuesday, April 27, 2021

The Proxy Statement and Annual Report to Shareholders for the year ended
December 31, 2020 are available at http://www.edocumentview.com/pwod.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, APRIL 27, 2021

Introduction: Date, Time, and Place of Annual Meeting
This proxy statement is being furnished in connection with the solicitation by the board of directors of Penns Woods Bancorp, Inc. (the “Corporation”), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the “Annual Meeting”) of holders of the Corporation's common stock (the “Common Stock”) to be held virtually via the Internet on Tuesday, April 27, 2021, at 9:00 A.M., and any adjournment or postponement thereof.
Shareholders may attend the 2021 Annual Meeting by logging in at www.meetingcenter.io/268135803 using the password PWOD 2021. To log on, shareholders will need the control number that is printed on the proxy card. If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them to participate in the virtual meeting. We recommend that shareholders log in 15 minutes before the start of the 2021 Annual Meeting to ensure sufficient time to complete any check in procedures. If you encounter any difficulties logging onto www.meetingcenter.io/268135803 or during the meeting, there will be a 1-800 number available on the website to assist you. Technical support will be available 30 minutes prior to the start of the Meeting and through the conclusion of the Meeting.

The principal executive office of the Corporation is located at 300 Market Street, Williamsport, PA 17701. All inquiries should be directed to Richard A. Grafmyre, Chief Executive Officer of the Corporation, at (570) 322-1111. Jersey Shore State Bank (“JSSB”) and Luzerne Bank ("Luzerne", together referred to as the "Banks") are wholly owned subsidiaries of the Corporation.
Solicitation and Revocability of Proxies
This proxy statement and enclosed proxy card are first being sent to shareholders of the Corporation on or about March 22, 2021. Shares properly represented by the proxy will be voted in accordance with the specifications made thereon by the shareholders. Any proxy not specifying to the contrary will be voted “FOR” the Class 2 nominees noted, "FOR" the approval of the advisory vote on executive compensation, and “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the year ending December 31, 2021. The execution and return of the enclosed proxy card will not affect the right of a shareholder of record to attend the Annual Meeting and to vote during the Annual Meeting by following the instructions available on the Meeting website. Shareholders may also vote by telephone or Internet as provided on the enclosed proxy card.
The cost of assembling, printing, mailing, and soliciting proxies and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Corporation and/or the Banks may solicit proxies, without additional compensation, by telephone, electronic transmission, or personal interview, with nominal expense to the Corporation. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

A shareholder of record who returns a proxy may revoke the proxy at any time before it is voted (1) by giving written notice of revocation to Richard A. Grafmyre, Chief Executive Officer, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701, (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation, or (3) by voting at the Meeting.

If your shares are held in “street name” (that is, through a broker, trustee, or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on certain routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. Under the rules of The New York Stock Exchange, only Proposal No. 3 (the ratification of the appointment of the Corporation’s independent registered public accounting firm) is a routine matter, and therefore is the only proposal for which your broker or nominee has discretionary authority to vote. Your broker or nominee does not have discretionary authority to vote on Proposal No. 1 (the election of the six Class 2 directors) and Proposal No. 2 (advisory vote on executive compensation).

Quorum
Under the Corporation’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for transaction of business at the Annual Meeting.
Voting Securities
Holders of record of Common Stock at the close of business on March 1, 2021 will be entitled to notice of and to vote at the Annual Meeting. On March 1, 2021 there were 7,056,712 shares of Common Stock outstanding. Each share of Common Stock outstanding as of the close of business on March 1, 2021, is entitled to one vote on each matter that comes before the meeting, and shareholders do not have cumulative voting rights with respect to the election of directors.
Under Pennsylvania law and the bylaws of the Corporation, the presence of a quorum is required for each matter to be acted on at the Annual Meeting. For purposes of the Annual Meeting, a quorum consists of the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast. Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum for each matter.

Assuming the presence of a quorum, the six nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors will be elected. Votes withheld from a particular nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

The affirmative vote of a majority of votes cast by shareholders at the Annual Meeting is required for approval of the other non-election matters to be considered at the Annual Meeting. Abstentions and broker non-votes will not constitute or be counted as votes cast and will not affect the outcome on the other non-election matters.

All proxies properly executed and not revoked will be voted as specified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation maintained the following standing committees for 2020, the current non-employee members of which are as follows:

		Number of Times Met During 2020
ASSET LIABILITY COMMITTEE:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, Cameron W. Kephart, Joseph E. Kluger, Charles E. Kranich, II, Robert Q. Miller, John G. Nackley, R. Edward Nestlerode, Jr., William H. Rockey, Jill Fortinsky Schwartz, Ronald A. Walko	4

AUDIT:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, Cameron W. Kephart, Joseph E. Kluger, Charles E. Kranich, II, Robert Q. Miller, John G. Nackley, R. Edward Nestlerode, Jr., William H. Rockey, Jill Fortinsky Schwartz, Ronald A. Walko	4

COMPENSATION:	Michael J. Casale, Jr., D. Michael Hawbaker, Robert Q. Miller, R. Edward Nestlerode, Jr.	9

EXECUTIVE:	Daniel K. Brewer, Michael J. Casale, Jr., Charles E. Kranich, R. Edward Nestlerode, Jr.	—

NOMINATING AND CORPORATE GOVERNANCE:	Michael J. Casale, Jr., D. Michael Hawbaker, R. Edward Nestlerode, Jr., Ronald A. Walko	1

Audit Committee
The Audit Committee of the Corporation was composed of all independent directors within the meaning of Nasdaq listing standards. The Audit Committee operates under a written charter, a copy of which is available on our website, www.pwod.com, under Financial Information/Governance Documents and is available upon written request to the President or the Chief Executive Officer. The board of directors has designated Daniel K. Brewer as the Audit Committee financial expert. The Audit

Committee is responsible for the appointment, compensation, oversight, and termination of the Corporation’s independent auditors. The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The Audit Committee also assists the board of directors in providing oversight over the integrity of the Corporation’s financial statements, compliance with applicable legal and regulatory requirements, and the performance of our internal audit function. The Audit Committee also is responsible for, among other things, reporting to the board of directors on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the Audit Committee regularly evaluates the independent auditors’ independence, including approving consulting and other legally permitted, non-audit services provided by the auditors and the potential impact of the services on the auditors’ independence. The Audit Committee meets periodically with the independent auditors and the internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Audit Committee reviews and discusses earnings releases with management, including the use of pro-forma information. The Audit Committee also discusses with management and the independent auditors the effect of accounting initiatives. The Audit Committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.
Board Meetings
The board of directors of the Corporation met seventeen (17) times during 2020. All directors attended at least 80% of the aggregate of all meetings of the board of directors and the committees of which they were members.

Board Leadership Structure
Our board of directors maintains the freedom to choose whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separated, based on what it believes is best for the Corporation and its shareholders at any given time. The board of directors has determined that it is appropriate to separate the roles of Chief Executive Officer and Chairman of the Board. Accordingly, R. Edward Nestlerode, Jr. serves as Chairman of the Board of the Corporation while Richard A. Grafmyre serves as Chief Executive Officer of the Corporation. The board of directors believes this arrangement provides stronger corporate governance and conforms to industry best practices.

Board Risk Oversight
Each member of the board of directors has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires the members of the board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the board of directors through its review of the Corporation’s and its banking subsidiaries' compliance with regulations set forth by the banking regulatory authorities. Because risk oversight is a responsibility for each member of the board of directors, the board’s responsibility for risk oversight is not concentrated into a single committee. Instead, oversight is delegated, to a large degree, to the various board committees with an independent director serving in the capacity of committee chairman. These committees meet formally, as needed, to discuss risks and monitor specific areas of the Corporation’s performance with their findings reported at the next scheduled full meeting of the board of directors. In addition, the composition of the board of directors and normal agenda allow for the continuous oversight of risk by providing an environment which encourages the directors to ask specific questions or raise concerns and allots them sufficient time and materials to do so effectively. The overlap of committee membership provides a broad perspective of various risks and the actions undertaken to manage risks in today’s environment.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website, www.pwod.com, under Financial Information/Governance Documents and is available upon request to the President or the Chief Executive Officer. All members of the Committee are independent within the meaning of Nasdaq listing standards, and the Committee met once during 2020. The Committee will consider candidates recommended by shareholders. Shareholders desiring to submit a candidate for consideration as a nominee of the board of directors must submit the same information with regard to the candidate as required to be included in the Corporation’s proxy statement with respect to nominees of the board of directors in addition to any information required by the bylaws of the Corporation. Shareholder recommendations should be submitted in writing to Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701 (Attention: Chief Executive Officer), on or before December 31 of the year preceding the year in which the shareholder desires the candidate to be considered as a nominee. Although the board of directors at this time does not utilize any specific written qualifications, guidelines, or policies in connection with the selection of director nominees, candidates must have a general understanding of the financial services industry or otherwise be able to provide some form of benefit to the Corporation’s business, possess the skills and capacity necessary to provide strategic direction to the Corporation, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to the business of the Corporation. In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education, and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other board members. Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by the independent directors.
Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the Annual Meeting, which notice must contain certain information specified in the bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this proxy statement. If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.
Restrictions on Hedging and Pledging Corporation Securities
The Corporation believes that stock ownership can effectively align the interests of directors, officers, and employees with the long-term interests of shareholders. Certain transactions in the Corporation’s securities, however, may be considered short-term or speculative in nature, or create the appearance that incentives are not properly aligned with the long-term interests of shareholders. It is the Corporation’s policy that directors, officers, and employees not purchase financial investments (including equity swaps, collars and similar derivative securities) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of the Corporation’s securities. As a result, under the Corporation’s Policy on Material Nonpublic Information and Personal Investing for Directors, Officers, and Employees: directors and specified officers, including all executive officers, may not buy or sell puts or calls or other derivative securities relating to the Corporation’s securities; directors and specified officers, including all executive officers, may not hold the Corporation’s securities in a margin account or pledge Corporation securities as collateral for a loan; and directors, officers, and employees may not enter into hedging or monetization transactions or similar arrangements with respect to Corporation securities that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of Corporation securities.

Other Significant Corporate and Governance Practices
The following describes certain additional corporate, community, and governance practices of the Corporation and its affiliated companies.

Succession
The board of directors has focused on succession planning over the past several years, from the Chief Executive Officer position down through senior management levels at the Corporation and its subsidiary banks and affiliated companies. Emphasis has been at the senior management levels, and the process has taken into account, and will continue to take into account, the challenges and opportunities posed by the COVID-19 pandemic. As a result of these considerations and discussions, the board of directors and Chief Executive Officer Grafmyre executed an amendment to Mr. Grafmyre’s employment agreement in March 2021 under which he will continue as Chief Executive Officer of the Corporation on a full-time basis through April 30, 2025. At that time, the contract can renew for three successive one-year periods unless either the Corporation or Mr. Grafmyre decides to terminate the agreement prior to commencement of an annual renewal date. The amended agreement will ensure Mr. Grafmyre’s continued commitment on a full-time basis through at least April 30, 2025, and will permit pursuit of strategic opportunities that were affected by the COVID-19 pandemic, permit continued focus on organic growth and consideration of new opportunities for balance sheet growth, and permit consideration of possible strategic shifts designed to maximize enterprise value. The one-year renewal periods are intended to allow for a smooth management transition to occur at the appropriate time based on future circumstances.

The change in Mr. Grafmyre’s employment status to a full-time commitment through April 30, 2025 has been discussed with members of the senior management team, all of whom support his change in status. In addition, the board of directors, at the recommendation of the Compensation Committee, has taken several steps designed to keep the existing senior management team in place during Mr. Grafmyre’s remaining tenure and throughout the succession process. Those steps include increased use of stock options as a component of compensation to focus on longer term performance, and the use of supplemental executive retirement plan agreements for certain executives that provide a longer term benefit. Discussions have been held with each of the senior management team members regarding the future direction of the Corporation and how their roles will evolve as the Corporation pursues a growth strategy and throughout the succession process.

Promoting Stock Ownership
The board of directors believes that directors and senior management should have a meaningful ownership interest in the Corporation. Although the Corporation does not presently use minimum ownership guidelines, it has taken actions since the beginning of 2020 to encourage an increased level of ownership by directors and senior officers. During 2020, the Corporation implemented the 2020 Non-Employee Director Compensation Plan, which was approved by shareholders at the 2020 Annual Meeting of Shareholders. Under this Plan, non-employee directors who have not attained specified levels of stock ownership are required to receive a portion of their annual compensation in the form of common stock (currently 50% of total annual compensation), with the ability to elect to receive up to 100% of annual compensation in the form of common stock by making a written election prior to the calendar year to which the compensation relates. As of March 1, 2021, the Corporation has issued a total of 11,591 shares of common stock to non-employee directors under the Plan in lieu of otherwise payable cash compensation. In addition, Mr. Grafmyre’s 2021 employment agreement provides that the Compensation Committee of the board of directors can require that up to 50% of the amount of any annual bonus payable to Mr. Grafmyre be paid in the form of common stock in lieu of cash. The percentage of the amount of annual bonus can be increased above 50% with Mr. Grafmyre’s consent. Any shares of common stock issued in payment of any portion of an annual bonus are subject to restrictions on transfer for up to three years following grant. During the past twelve months, as reported in filings with the Securities and Exchange Commission, directors and executive officers have increased their net holdings in shares of the Corporation’s common stock in excess of 42,000 shares in the aggregate.

Employee Safety and COVID-19
The Corporation and its banking subsidiaries have undertaken various actions designed to maintain a safe work environment for employees, particularly during the COVID-19 pandemic, including supplying employees with hand sanitizer, face masks, disinfecting supplies, and gloves. The Corporation has also allowed approximately one-third of the workforce to work remotely in accordance with the Corporation’s pre-existing business continuity plans, while also maintaining data security and internal controls. Permitting employees to work remotely has allowed for increased social distancing capabilities within offices and branches. To protect employees and customers and promote social distancing, branch lobbies were closed, other than by appointment, until early June at which time lobbies were reopened with sneeze guards in place and foot traffic being directed in a manner to encourage proper social distancing.

Diversity
The Corporation is committed to supporting a culture of diversity and inclusion among its workforce and community. A member of senior management, who is a minority member, acts as the Corporation’s Diversity Officer. The Corporation has also implemented various training sessions to promote a workforce and work environment that recognizes the value of a diverse employee base.

As the Corporation strives to build a more diverse workforce, it is also focused on increasing diversity on its board of directors and the boards of board of directors of its various subsidiaries. The vetting process for board members includes diversity as a factor for consideration. In addition, during 2021, the Corporation intends to contract with a third party consultant with expertise in board diversity to facilitate the process of creating more diverse boards of directors.

Environmental Impact
The Corporation has taken several steps to limit negative impacts to the environment. Currently, new branches are designed to average approximately 1,500 square feet as the Corporation focuses on a minimal footprint. In addition, new and renovated existing branches utilize energy efficient lighting and energy efficient HVAC systems. To reduce the amount of trash generated from business operations, the Corporation has embraced technology that has reduced the need to print paper documents. Customers have the option to utilize internet banking to receive various forms including deposit statements. The fact that more than 24,000 banking accounts are internet based has resulted in more than 45,000 monthly deposit account statements being delivered electronically versus being printed and mailed. The Corporation also made an investment in video conferencing technology in 2019 and 2020. The video conferencing technology has resulted in significantly reduced travel requirements for employees attending training sessions, which no longer need to be held at one specific location with employees traveling from various locations for attendance. The Corporation plans to continue to invest in technology and products that are intended to reduce the overall environmental impact of the Corporation’s business and operations, including maintaining a commitment to remote working where appropriate.

Community Involvement
The Corporation and its banking subsidiaries emphasize community involvement by employees, and also participate directly in community involvement. A number of employees serve in leadership capacities in many different types of organizations in the Corporation’s service area, including public libraries, food pantries, and financial literacy organizations. The Corporation also provides financial assistance to various non-profit and other organizations within its footprint, such as those focused on providing services to individuals with disabilities, promoting youth activities, and providing social support services. The Corporation’s banking subsidiaries also participate as partners in several low-income housing projects for elderly residents, which assist in fulfilling a housing need within the Corporation’s market area.

COMPENSATION OF DIRECTORS

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Daniel K. Brewer	$49,178	$16,322	$—	$—	$—	$—	$65,500
Michael J. Casale, Jr.	55,176	7,824	—	—	—	—	63,000
William J. Edwards	58,000	—	—	—	—	—	58,000
James M. Furey, II	51,014	6,986	—	—	—	—	58,000
D. Michael Hawbaker	43,537	14,463	—	—	—	—	58,000
Leroy H. Keiler, III	43,537	14,463	—	—	—	—	58,000
Cameron W. Kephart	43,537	14,463	—	—	—	—	58,000
Joseph E. Kluger	41,273	13,727	—	—	—	—	55,000
Charles E. Kranich, II	51,014	6,986	—	—	—	—	58,000
Robert Q. Miller	43,537	14,463	—	—	—	—	58,000
John G. Nackley	37,519	12,481	—	—	—	—	50,000
R. Edward Nestlerode, Jr.	65,500	—	—	—	—	—	65,500
William H. Rockey	58,000	—	—	—	—	—	58,000
Jill F. Schwartz	50,000	—	—	—	—	—	50,000
Ronald A. Walko	58,000	—	—	—	—	—	58,000

The Corporation pays an annual retainer fee to each director of the Corporation of $28,000. In addition, JSSB and Luzerne pay an annual retainer fee to each director of $30,000 and $22,000, respectively. For the Corporation, Mr. Nestlerode received $7,500 for serving as Chairman of the Board and Mr. Brewer received $7,500 for serving as the Audit Committee Chairman. Mr. Casale received $5,000 for serving as Chairman of the Board of JSSB and Mr. Kluger received $5,000 for serving as Chairman of the Board of Luzerne. In the aggregate, existing members of the board of directors of the Corporation earned $871,000 for all board service during 2020. Directors do not receive additional fees for board or committee meeting attendance.
During 2020, the Corporation implemented the 2020 Non-Employee Director Compensation Plan, which was approved by shareholders at the 2020 Annual Meeting of Shareholders. Under this Plan, non-employee directors who have not attained specified stock ownership levels are required to receive a portion of their annual compensation in the form of common stock (currently 50% of total annual compensation), with the ability to elect to receive up to 100% of annual compensation in the form of common stock by making a written election prior to the calendar year to which the compensation relates. As of March 1, 2021, the Corporation has issued a total of 11,591 shares of common stock to non-employee directors under the Plan in lieu of otherwise payable cash compensation. The board believes that the Plan will more closely align the interests of the non-employee members of the board of directors with shareholders by requiring that a material portion of the annually established dollar amount of non-employee director compensation be paid in the form of common stock.

JSSB and Directors Casale, Furey, Rockey, and Walko have entered into director fee agreements pursuant to which each participating director may defer payment of all or a portion of his director’s fees earned for service on the boards of directors of the Corporation and JSSB. JSSB has established a deferral account for each participating director on its books. Benefits are payable upon retirement, early termination, disability, death, or the occurrence of a change in control of the Corporation or JSSB. Interest is credited to each deferral account at an annual rate equal to 50% of the Corporation’s return on equity for the immediately prior year, compounded monthly. Following termination of service, interest is credited to a deferral account at a rate based on the yield of the 10-year treasury note. Generally, the amounts are payable, at the participating director's prior election, in a lump sum or in 60 equal monthly installments following the director's retirement or termination of service, or the occurrence of a change in control of the Corporation or JSSB. In addition, a participating director may receive a payment of his or her account if the board of directors has determined that, following a request by a participating director, such director has suffered a severe unforeseeable financial hardship. If payments are not triggered until the participating director’s death, the benefits will be paid within 90 days following receipt of the director’s death certificate.

Luzerne maintains a director deferred fee plan in which all Luzerne directors, including Mr. Kluger, Mr. Nackley, and Ms. Schwartz, participate. The plan is a non-qualified deferred compensation plan into which Luzerne directors can defer up to 100% of the board fees earned during a calendar year. All amounts deferred by a director are fully vested at all times and currently earn an annual interest rate equal to prime plus 3%, with a floor of 6%. Balances accrued in the plan prior to December 31, 2012 earn interest at 10%. Upon cessation of a Luzerne director’s service with Luzerne, Luzerne will pay the director all amounts credited to the director’s deferred fee account.

Directors who are also employees of the Corporation (currently Mr. Grafmyre and Mr. Knepp) do not receive any separate compensation for serving as a director of the Corporation or the Banks.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Corporation's bylaws provide that the board of directors shall consist of not less than five (5) nor more than twenty-five (25) directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors, with the number currently set at seventeen (17). The articles of incorporation and bylaws further provide that the directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2, and Class 3. The directors of each class serve for a term of three (3) years and until their successors are elected and qualified The mandatory retirement age for a director is upon attaining age 76. Under Pennsylvania law, directors of the Corporation can be removed from office by a vote of shareholders only for cause. The directors of the Corporation serve as follows:

Nominees for election as Class 2	Class 3 Directors	Class 1 Directors
Directors whose term expires in 2024:	to serve until 2023:	to serve until 2022:
William J. Edwards (age 49)	James M. Furey, II (age 73)	Daniel K. Brewer (age 58)
Leroy H. Keiler, III (age 57)	Richard A. Grafmyre (age 67)	Michael J. Casale, Jr. (age 69)
Cameron W. Kephart (age 44)	D. Michael Hawbaker (age 53)	Joseph E. Kluger (age 57)
Charles E. Kranich, II (age 51)	Brian L. Knepp (age 46)	R. Edward Nestlerode, Jr. (age 68)
Jill F. Schwartz (age 67)	Robert Q. Miller (age 61)	William H. Rockey (age 74)
Ronald A. Walko (age 74)	John G. Nackley (age 68)

The board of directors has affirmatively determined that all of the directors are independent within the meaning of the Nasdaq listing standards, except for Richard A. Grafmyre, Chief Executive Officer of the Corporation, and Brian L. Knepp, President and Chief Financial Officer of the Corporation. The board categorically determined that a lending relationship resulting from a loan made by one of the Corporation's banking subsidiaries (JSSB or Luzerne) to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The board also categorically determined that maintaining with the Banks a deposit, savings, or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.
The proxies solicited hereunder will be voted “FOR” (unless otherwise directed) the six (6) director nominees of the board of directors listed previously for election as Class 2 directors. Each nominee has agreed to serve if elected and qualified. The Corporation does not contemplate that any nominee will be unable to serve as a director for any reason. However, in the event one or more of the nominees should be unable to stand for election, proxies will be voted for the remaining nominees and such other persons selected by the board of directors, in accordance with the best judgment of the proxy holders.
INFORMATION AS TO NOMINEES AND DIRECTORS
Set forth below is the principal occupation and certain other information regarding the nominees and other directors whose terms of office will continue after the Annual Meeting. In addition, below we provide the particular experience, qualification, attributes, or skills that led the board of directors to conclude that each director and nominee should serve as a director. Share ownership information for each director and nominee is included under “Beneficial Ownership and Other Information Regarding Directors, Executive Officers, and Certain Beneficial Owners.”

NOMINEES FOR DIRECTOR

William J. Edwards is President and owner of JEB Environmental Technologies, Inc., a storage tank construction company. Mr. Edwards has served as a director since 2012. Mr. Edwards, one of our youngest board members, adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to avoid knowledge and experience gaps as older board members retire. In addition, Mr. Edwards’ business involvement in various communities provides insight into the economic health of the communities, while also providing insight into potential customer relationships.

Leroy H. Keiler, III operates Leroy H. Keiler, Attorney at Law.  Mr. Keiler has served as a director since 2006. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Keiler’s experience as an attorney is helpful to the board in reviewing the Corporation’s legal matters and documentation related to residential lending matters.  Additionally, Mr. Keiler’s relatively younger age adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to promote continuity in the board.

Cameron W. Kephart is Executive Vice President of Susquehanna Transit Company and Susquehanna Trailways LLC, a third-generation, family-owned motorcoach company based in Avis, Pennsylvania. Mr. Kephart has served as a director since 2017. Mr. Kephart has over 20 years’ experience in the transportation industry and is responsible for the day to day operations of the school bus and motorcoach divisions of the company, which includes financial planning and budgeting as well as strategic planning. Mr. Kephart is knowledgeable in government regulations pertaining to the industry at the state and federal levels. Additionally, Mr. Kephart’s relatively younger age adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to promote continuity in the board.

Charles E. Kranich, II is the President of Kranich’s Jewelers, Inc., which is a fourth generation family-owned retail jewelry company operating in central Pennsylvania. He has experience in business and real estate and has served as a director since 2019. Mr. Kranich maintains strong business and personal relationships; particularly in the Blair and Centre County regions. Mr. Kranich is a younger board member and contributes retail and marketing knowledge to the board, while providing political and economic insights.

Jill F. Schwartz is the senior partner of Wyoming Weavers, Swoyersville, Pennsylvania and President of Fortune Fabrics, Inc., positions she has held since 1985. She is also the owner of Gosh Yarn It!, a yarn boutique located in Kingston, Pennsylvania. Ms. Schwartz has served as a director since 2013. As president of a local manufacturing company along with many years of experience as a bank director, Ms. Schwartz provides the board with an understanding of the local business climate and growth opportunities for the Corporation.

Ronald A. Walko is a retired President and Chief Executive Officer of the Corporation. Mr. Walko remains active in various civic organizations in the Williamsport area. Mr. Walko has served as a director since 2000. With more than twenty-five years of service with the Corporation, Mr. Walko possesses a deep understanding of the Corporation’s operations, which assists the board in strategic planning and management oversight.

 DIRECTORS CONTINUING IN OFFICE

Daniel K. Brewer is a Certified Public Accountant and the retired principal of Brewer and Company, LLC, a private CPA firm. Mr. Brewer has served as a director since 2012. Mr. Brewer’s experience and knowledge of financial standards and reporting is valuable to the Audit Committee of which he serves as the Chairman. Mr. Brewer’s business and social involvement in the greater area of Columbia and Montour Counties provides insight into the economic stability of this region. In addition, Mr. Brewer’s knowledge of financial statements assists the board in their review of certain loan requests.

Michael J. Casale, Jr. is Vice Chairman of the Board of the Corporation, Chairman of the Board of Jersey Shore State Bank, and is the principal of Michael J. Casale, Jr., Esq., LLC.  Mr. Casale has served as a director since 1999. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Casale’s legal, business, and real estate experience is helpful to the board in reviewing the Corporation’s legal matters and documentation related to commercial lending matters. In September 2017, Mr. Casale entered voluntary guilty pleas in the Court of Common Pleas of Lycoming County to one count of criminal trespass and one count of wiretapping in connection with a personal domestic matter. Mr. Casale received probation for the offenses, which has been completed, and has paid all costs and fines.

James M. Furey, II is the retired President and former owner of Eastern Wood Products.  Mr. Furey has served as a director since 1990.  Through Mr. Furey’s professional experience in the lumber industry, which is significant in the Williamsport region, he has developed strong ties to the community.  From these community relationships, Mr. Furey provides the board with insight as to the growth opportunities and real estate industry within the Williamsport region.

Richard A. Grafmyre has served as Chief Executive Officer of the Corporation since joining the Corporation in October 2010, and he serves on the boards of both JSSB and Luzerne.  Mr. Grafmyre served as President, Chief Executive Officer, and Chairman of FNB Bank from 1997 until joining the Corporation.  For the efficient operation of the board, the board believes that the Chief Executive Officer should have a position on the board to act as a liaison between the board and management and to assist with the board’s oversight responsibilities by ensuring the board receives information from management in a timely and accurate manner to permit the board to carry out its responsibilities effectively.  Mr. Grafmyre’s extensive professional banking experience within a larger holding company structure enables him to provide the board with insight as to how the Corporation’s operations, policies, and implementation of strategic plans compare to those of its peers.

D. Michael Hawbaker is Executive Vice President of Glenn O. Hawbaker, Inc., a provider of heavy construction services and products throughout the company’s market area in Centre County, Pennsylvania.  Mr. Hawbaker has served as a director since 2007. Mr. Hawbaker is one of our youngest board members, adds to the diversity of the board, and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to avoid knowledge and experience gaps as older board members retire.  Mr. Hawbaker understands the community and political landscape of the Centre County area where the board intends to continue to grow the Corporation’s business.  Mr. Hawbaker possesses a level of financial acumen important to his service as a member of the Audit Committee.

Joseph E. Kluger is the Chairman of the Board of Luzerne Bank and is one of two Managing Principals of Hourigan, Kluger & Quinn P.C., where he has practiced law primarily in the fields of banking and finance, real estate, estates, and for-profit and not-for-profit corporate and business law for more than 30 years and has presented numerous seminars on board governance. Mr. Kluger has served as a director since 2013. Mr. Kluger’s experience as an attorney is helpful to the board in reviewing the Corporation’s legal matters, real estate affairs, corporate governance issues, and documentation related to lending and workout matters.

Brian L. Knepp joined the Corporation in 2005. He has served as the Chief Financial Officer of the Corporation since 2008 and was appointed President of the Corporation in 2017. The board believes that Mr. Knepp's experience and knowledge of the Corporation's business lines coupled with his ability to act as a liaison, in conjunction with the Chief Executive Officer, between the board and management and to assist with the board’s oversight responsibilities by ensuring the board receives information from management in a timely and accurate manner will enhance board performance.  The board also believes that Mr. Knepp’s position as Chief Financial Officer of the Corporation provides the board with valuable insight relating to the Corporation’s financial performance and strategic planning.

Robert Q. Miller is President and co-owner of Miller Brothers Auto Sales, Inc. and Mor Car Rentals and is a shareholder of the Central Pennsylvania Auto Auction. He has been engaged in the auto sales business since the age of 19. Mr. Miller's business involvement provides insight into the local economic environment and the auto industry specifically. Mr. Miller is active in civic organizations in the Mill Hall/Clinton County community.

John G. Nackley is President and Chief Executive Officer of InterMetro Industries Corporation after serving as Vice President and Executive Vice President. Mr. Nackley has served as a director since 2013. Mr. Nackley’s experience in a Fortune 500 company provides the board with leadership in the business climate, financial reporting, strategic planning, marketing, and governance.

R. Edward Nestlerode, Jr. is the Chairman of the Board of the Corporation and is President and Chief Executive Officer of Nestlerode Contracting Co., Inc., which specializes in bridge building.  Mr. Nestlerode has served as a director since 1995.  Mr. Nestlerode maintains strong community ties in the Clinton County area, which is a region that the Corporation intends to grow its business. Through his business, Mr. Nestlerode has developed knowledge of the construction industry, which provides the board with insight regarding the development of potential customer relationships and opportunities.  In addition, Mr. Nestlerode’s previous experience as a Chief Financial Officer is valuable as a member of the Audit Committee.

William H. Rockey is a retired former Senior Vice President of the Corporation.  He was the president of the former First National Bank of Spring Mills.  Mr. Rockey has served as a director since 1999.  Mr. Rockey’s ties to Centre County, Pennsylvania will assist the Corporation in growing its business in the Centre County region.  In addition, Mr. Rockey’s former position with the Corporation, along with his long-time professional banking experience in Centre County combined with his knowledge and familiarity of the Corporation’s culture and operating procedures, provide the board with significant business development resources and experience.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table lists the executive officers of the Corporation as of March 1, 2021:

Name	Age	Position and/or Offices With the Corporation	Employee Since	Number of Shares of the Corporation	Year First Elected an Officer
Richard A. Grafmyre	67	Chief Executive Officer of the Corporation	2010	7,993	2010
Brian L. Knepp	46	President and Chief Financial Officer of the Corporation	2005	7,112	2005
Aron M. Carter	48	Senior Vice President - Chief Risk Officer of the Corporation	2013	917	2013
Michelle M. Karas	55	Senior Vice President, Secretary, & Chief Data Officer of the Corporation	2012	1,112	2012

Biographical information for Mr. Grafmyre and Mr. Knepp is set forth above under the caption “Information as to Nominees and Directors.”

Aron M. Carter joined the Corporation in 2013 as a Senior Vice President - Enterprise Risk Management and was promoted to Senior Vice President - Chief Risk Officer in 2018. Mr. Carter previously was employed as a bank examiner with the Office of the Comptroller of the Currency.
Michelle M. Karas joined the Corporation in 2012 as a Vice President - Head of Institutional Advancement and was promoted to Senior Vice President - Chief Operating Officer in 2016, Secretary in 2017, and Chief Data Officer in 2019. Ms. Karas previously was employed in various management positions at several community banks.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 1, 2021, information regarding the number of shares and percentage of the outstanding shares of Common Stock beneficially owned by each director, executive officer, and all directors and executive officers as a group, and by each person known by the Corporation to beneficially own 5% or more of the Common Stock.  Unless otherwise indicated in a footnote, shares of our Common Stock have not been pledged as security.

Executive Officers and Directors	Principal Occupation for Past Five Years	Year First Became a Director	Amount & Nature of Beneficial Ownership		% of Total Shares Outstanding
Daniel K. Brewer	Retired; Former Principal of Brewer and Company, LLC	2012	5,329	(1)	0.08%
Aron M. Carter	Senior Vice President of the Corporation	N/A	917	(2)	0.01%
Michael J. Casale, Jr.	Chairman of the Board of JSSB, Principal, Michael J. Casale, Jr., Esq., LLC	1999	28,672	(3)	0.41%
William J. Edwards	President & Owner of JEB Environmental Technologies, Inc.	2012	41,592	(4)	0.59%
James M. Furey, II	Retired President & Former Owner of Eastern Wood Products	1990	19,519	(5)	0.28%
Richard A. Grafmyre	Chief Executive Officer of the Corporation	2010	7,993	(6)	0.11%
D. Michael Hawbaker	Executive Vice President of Glenn O. Hawbaker, Inc.	2007	7,309	(7)	0.10%
Michelle M. Karas	Senior Vice President, Secretary, & Chief Data Officer of the Corporation	N/A	1,112	(8)	0.02%
Leroy H. Keiler, III	Leroy H. Keiler, III, Attorney at Law	2006	2,288	(9)	0.03%
Cameron W. Kephart	Executive Vice President of Susquehanna Transit Company	2017	2,208	(10)	0.03%
Joseph E. Kluger	Chairman of the Board of Luzerne, Managing Principal of Hourigan, Kluger & Quinn P.C.	2013	4,601	(11)	0.07%
Brian L. Knepp	President & Chief Financial Officer of the Corporation	2015	7,112	(12)	0.10%
Charles E. Kranich, II	President of Kranich's Jewelers, Inc.	2019	19,504	(13)	0.28%
Robert Q. Miller	President and co-owner of Miller Brothers Auto Sales, Inc. and Mor Car Rentals	2019	2,987	(14)	0.04%
John G. Nackley	President and CEO of InterMetro Industries Corporation	2013	5,010	(15)	0.07%
R. Edward Nestlerode, Jr.	Chairman of the Board of the Corporation, President and Chief Executive Officer of Nestlerode Contracting Co., Inc.	1995	41,004	(16)	0.58%
William H. Rockey	Retired; Former Senior Vice President of the Corporation and JSSB; Former President of First National Bank of Spring Mills	1999	50,115	(17)	0.71%
Jill F. Schwartz	Senior Partner of Wyoming Weavers; President of Fortune Fabrics, Inc.; Owner of Gosh Yarn It!	2013	24,000	(18)	0.34%
Ronald A. Walko	Retired; Former President & Chief Executive Officer of the Corporation and JSSB	2000	35,323	(19)	0.50%
All Executive Officers and Directors as a Group (19 persons)			306,595		4.34%

Beneficial Owner Holding More than 5%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	N/A	N/A	403,973	(20)	5.72%

(1)	Shares held individually.
(2)	Shares held individually.
(3)	Includes 2,065 shares held individually and 26,607 shares held jointly with his spouse.
(4)	Shares held individually.
(5)	Includes 10,570 shares held jointly with his spouse, 6,504 held individually, and 2,445 shares held by his spouse.
(6)	Includes 7,693 shares held individually and 300 shares held by his spouse.
(7)	Includes 1,059 shares held individually and 6,250 shares held jointly with his spouse.
(8)	Shares held individually.
(9)	Includes 1,059 shares held individually and 1,229 shares held jointly with his spouse.
(10)	Includes 1,057 shares held individually and 1,151 shares held jointly with his spouse.
(11)	Includes 4,110 shares held individually and 491 shares held jointly with his spouse.
(12)	Includes 5,712 shares held individually and 1,400 shares held jointly with his spouse.
(13)	Shares held individually.
(14)	Includes 2,639 shares held individually and 348 shares held jointly with his spouse.
(15)	Shares held individually.
(16)	Includes 15,263 shares held jointly with his spouse, 20,405 shares held individually, 2,078 shares held by his spouse, 559 shares held by his son, and 2,699 shares held by Nestlerode Contracting Co., Inc.
(17)	Shares held jointly with his spouse.
(18)	Shares held individually.
(19)	Includes 30,093 shares held jointly with his spouse and children, 4,349 shares held individually, 656 shares held by his spouse, and 225 shares held jointly by his spouse and children.
(20)	This information is based solely on a Schedule 13G filed with the SEC on January 29, 2021 by BlackRock, Inc., which reported sole voting power as to 396,605 shares and sole dispositive power as to 403,973 shares, as of December 31, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and any persons owning ten percent or more of our Common Stock, to file in their personal capacities initial statements of beneficial ownership on Form 3, statements of changes in beneficial ownership on Form 4, and annual statements of beneficial ownership on Form 5 with the Securities and Exchange Commission (the "SEC").  The rules of the SEC regarding the filing of such statements require that “late filings” be disclosed in the Corporation’s proxy statement.  Based solely on the reports received by us or filed with the SEC and on written representations from reporting persons, we believe all such persons complied with all applicable filing requirements during 2020, except for one Form 4 inadvertently filed on August 10, 2020 for each of Directors Brewer, Casale, Furey, Hawbaker, Keiler, Kephart, Kluger, Kranich, Miller, and Nackley reporting shares issued by the Corporation on August 5, 2020 under the 2020 Non-Employee Director Compensation Plan approved by shareholders at the 2020 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following issues: members of the Compensation Committee (the “Committee”) and their role, compensation-setting process, our philosophy regarding executive compensation, and components of executive compensation.
Committee Members and Independence
The Committee is comprised of four (4) independent directors under the requirements set forth in the Nasdaq listing standards. In determining the independence of members of the Compensation Committee, the Board considers all factors specifically relevant to determining whether the director has a relationship to the Corporation that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including (i) the source of the director’s compensation, including any consulting, advisory or other compensation fees; and (ii) any affiliate relationship between the director and the Corporation or any of its subsidiaries. The members of the Committee are: Michael J. Casale, Jr., D. Michael Hawbaker, Robert Q. Miller, and R. Edward Nestlerode, Jr.

Role of Committee
The Committee’s focus is to establish a compensation policy and philosophy that will enable the Corporation to attract, retain, motivate, and reward executive officers that are critical to the success of the Corporation. In doing so, the Committee:

•reviews and adjusts the principles guiding the compensation policy to maintain alignment with short and long-term strategic goals and to build shareholder value;
•establishes performance objectives including, but not limited to, earnings, return on assets, return on equity, total assets, and quality of the loan portfolio;
•evaluates the performance of the executive officers in comparison to the performance goals;
•determines the compensation of executive officers and the components of the compensation;
•administers the retirement plans of the Corporation, including the defined benefit, defined contribution, and 401(k) plans;
•administers the 2006 Employee Stock Purchase Plan;
•administers the 2020 Stock Option Plan;
•administers the 2020 Non-Employee Director Compensation Plan;
•administers the 2020 Supplemental Executive Retirement Plan;
•recommends changes to compensation plans, cash or equity, to the full board of directors;
•reviews and recommends changes to succession plans; and
•reviews and recommends changes to director compensation.

Committee Meetings
The Committee meets as often as necessary. The Committee met nine times in 2020 to gather input in anticipation of the wage and benefit changes to be approved for the 2021 fiscal year. The Committee maintains a written charter, a copy of which is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available on request to the President or Chief Executive Officer. The Committee works with the Chief Executive Officer to determine the meeting agenda and material to be reviewed. The materials and inputs utilized may include, but are not limited to, the following:
•financial reports outlining budget to actual performance;
•reports of corporate achievement/recognition by outside parties;
•forecasted financial results as compared to the current budget and actual results;
•peer financial analysis and comparison;
•completion and progress of meeting strategic goals;
•peer equity and cash compensation data;
•national and regional compensation surveys; and
•financial impact of current and proposed compensation programs.

Committee Process
The Committee set the compensation of the executive officers and other employees during the first quarter of 2020 for the period covering the 2020 fiscal year. Although the decisions are made at a point in time, the Committee continuously monitors the performance of the Corporation and executives throughout the year as part of the routine full board of directors meetings.
The Committee utilizes the input and assistance of management when making compensation decisions. Management input includes:
•employee performance evaluations and compensation recommendations;
•reporting actual and forecasting future results;
•establishing performance objectives;
•review and recommendations of non-cash employee compensation programs; and
•assistance with Committee meeting agendas.

The Chief Executive Officer has direct involvement with the Committee during the meetings in order to provide status updates on the attainment of strategic goals, discuss performance evaluations, and make recommendations on executive officer compensation packages for the named executive officers other than himself. The Chief Executive Officer does not participate in meetings of the Committee during which his compensation is discussed.
Annually, the Committee meets to evaluate the performance of the executive officers and to set the compensation for the fiscal year.

Actions Taken In Response to the 2020 Non-Binding Vote On Executive Compensation
The Committee, with the support of the full Board, has taken several actions in response to the advisory vote on executive compensation at the 2020 Annual Shareholder meeting. The actions include, but are not limited to the following:

•Improving our communications with shareholders related to executive compensation programs and decisions, governance, and other related matters to broaden our perspective. We initiated an outreach program to the top twenty-five institutional shareholders holding approximately 1,761,000 shares. These shareholders represented 25% of the shares outstanding and over 90% of the shares held by all institutions.
•These discussions typically included some combination of members of the Compensation Committee (including our Chair and Vice Chair), our President/Chief Financial Officer, Chief Human Resources Officer, and SVP/Chief Data Officer.
•We also met with select retail accounts to discuss matters relating to the Corporation, including compensation programs.
•In direct response to comments and feedback from shareholders, the Board
◦froze Mr. Grafmyre's base compensation for 2021 at the 2020 level;
◦increased utilization of stock options as a component of the overall compensation plan to more closely align the interests of the executives with shareholder interests.
•The Committee and the Board will continue to evaluate changes to the total compensation of the named executive officers during 2021, such as paying bonuses in stock for the CEO and possibly others.
•The Committee and the Board plan to engage in annual outreach with our largest shareholders related to executive compensation programs and decisions, governance, sustainability, and other related matters.

Compensation Elements
Base Salary
The Committee believes that the base salary of the named executive officers is the cornerstone of the compensation package and is the primary source of compensation to the executive. The base salary provides a consistent level of pay to the executive, which the Committee feels decreases the amount of executive turnover, promotes the long-term goals of the Corporation, and is a tax deductible expense. The factors used in determining the level of base salary include the executive’s qualifications and experience, tenure with the Corporation, responsibilities, attainment of goals and objectives, past performance, and peer practices. A review of past performance and the attainment of goals and objectives are reviewed annually as part of the formal annual performance review. During the review, objectives and goals for the current and following year and upcoming milestones related to the corporate strategic plan were discussed. Peers for the Corporation are bank holding companies headquartered within Pennsylvania, Maryland, New Jersey, New York, Ohio, and West Virginia with assets between $1 billion and $3 billion and include the following:

1st Constitution Bancorp	ACNB Corporation	Chemung Financial Corp.
Citizens and Northern Corp.	Citizens Financial Services, Inc.	Civista Bancshares, Inc.
Codorus Valley Bancorp	Community Financial Corporation	ESSA Bancorp, Inc.
First Keystone Corporation	First United Corp.	FNCB Bancorp, Inc.
Franklin Financial Services Co.	Heartland Bancorp	Marlin Business Services Corp.
Middlefield Banc Corp.	MVB Financial Corp.	Norwood Financial Corp.
Orrstown Financial Services, Inc.	Premier Financial Bancorp, Inc.	QNB Corp.
Shore Bancshares, Inc.	Unity Bancorp, Inc.	Unity Bancorp, Inc.

Data for these peers is gathered from various sources including, but not limited to, SEC filings, Federal Reserve filings, and other information publicly released by the peer companies. The Committee utilizes such comparative information as a component in determining base salary for such executives. Other components considered by the Committee include the factors described above. The Committee does not assign relative weights to any one component but considers the entire mix of information. The Committee does not consider such comparative information in connection with other elements of the overall compensation of such executives.

Annual Bonus Program
The Committee administers a Performance-Based Cash Incentive Plan in which certain executive officers of the Corporation, including the named executive officers, participate. The plan provides at-risk compensation awards to eligible employees, which include full-time employees of the Corporation (except employees whose compensation is commission based) and part-time employees. To be eligible to receive payments employees must have been employed for a minimum of three months and be actively employed at time of payment. In addition, the employee must receive an overall rating of “Proficient” or higher on his or her most recent individual performance appraisal for the period covered by the performance appraisal. The plan is designed to support organizational objectives and financial goals set forth in the Corporation’s strategic business plan and financial plan. The plan further aligns the interests of the Corporation’s shareholders with employees and assists the Corporation in attracting, retaining, and motivating high-quality personnel, who contribute to the success and profitability of the Corporation.
The Committee for 2020 established five target results criteria. Target results are the quarterly and annual goals of the Banks, which are consistent with the Corporation’s strategic business plan and financial plan, which must be met in order to receive a cash award under the plan. The target results integrate industry peer group standards with the goals set forth in the Corporation’s strategic business plan and financial plan. Targets are weighted to reflect the relative importance of each goal to the Corporation’s goals under its strategic business plan and financial plan. Target measures that may be used by the Committee include, but are not limited to, return on equity, gross loan growth, growth in deposits (excluding brokered deposits), net income, and loan delinquency. Target results are set at levels intended to be challenging, but more likely than not to be achieved, or come substantially close to being achieved.
The Committee has the discretion to exclude nonrecurring or extraordinary items of income, gain, expense, or loss, or any other factor it may deem relevant in its determination as to whether the target results have been satisfied. The Committee must conclude that an award, in such a circumstance, would ensure that the best interests of the Corporation’s shareholders are protected and are not in conflict with the interests of the plan’s participants.
Cash awards are based upon a maximum fixed amount and are paid semi-annually. The higher the eligible employee’s position, the greater the cash award. This reflects the Corporation’s belief that the performance of our named executive officers and other members of upper management has relatively greater impact on the performance of the Corporation.
The plan is administered by the Committee, but annual awards determined by the Committee under the plan are subject to the approval of the board of directors of the Corporation. The Committee may only make awards when it deems such awards are in the best interests of the Corporation, the Corporation’s shareholders, and the plan participants. The Committee or the board may take action to amend, modify, suspend, reinstate, or terminate the plan at any time. Such amendments, modifications, suspensions, reinstatements, or terminations may apply retroactively.
For 2020, the Committee established five weighted performance targets under the plan for participating employees, which included Messrs. Grafmyre, Knepp, Carter, and Ms. Karas. The performance factors and weightings for each factor for the JSSB 2020 bonus plan, all of which exclude securities gains or losses where applicable, were as follows: Return on Equity (target: 12.69%, actual: 11.01%; weighting: 20%); Gross Loan Growth (target: $24.509 million, actual: decline of $23.451 million; weighting: 20%); Deposits, excluding brokered deposits (target: $20.915 million decline (due to anticipated loss of one large deposit customer), actual: increase of $136.959 million; weighting: 20%); Net Income (target: $13.827 million, actual: $11.348 million; weighting: 20%); and Loan Delinquency (target: 1.53%, actual: 1.51%; weighting: 20%). Actual performance measured against the weighted target performance factors resulted in performance of 100% of targeted goals with the Committee having the ability to increase the amount paid for exceptional service to the Corporation. The attainment of 100% of targeted goals was driven by the substantial increase in deposits and application of the weighting percentages. The Committee also took into consideration the challenging environment caused by the COVID-19 pandemic which led to the decline in the loan portfolio. Based on these factors, bonuses for 2020 were paid as follows: Mr. Grafmyre - $312,500; Mr. Knepp - $70,000; Mr. Carter - $22,000; and Ms. Karas - $22,000.
Equity Awards
The Committee granted stock options to the named executive officers during 2020 under the 2014 Penns Woods Bancorp, Inc. Equity Incentive Plan. The Committee feels this tool is needed in order to continue to be able to attract top talent, retain management, and to provide a long-term compensation component. Grants of stock options during during 2020 to named executive officers totaled 110,500 shares at an exercise price of $25.34 per share. Total shares granted to each named executive officer were as follows: Mr. Grafmyre - 40,500; Mr. Knepp - 50,000; Mr. Carter - 10,000 and Ms. Karas - 10,000.

Additional Benefits
The named executive officers may participate in other employee benefit programs that are generally available to the other employees of the Corporation. Other perquisites received by the named executive officers are either included in the Summary Compensation Table in this proxy statement or do not exceed $10,000 in the aggregate annually.

Employment and Change in Control Agreements
We have entered into employment agreements with Messrs. Grafmyre, Knepp, Carter, and Ms. Karas. A discussion of these agreements follows.

Richard A. Grafmyre. Mr. Grafmyre is a party to an amended and restated employment agreement dated March 3, 2021 with the Corporation.
Under his agreement, Mr.Grafmyre will serve as Chief Executive Officer of the Corporation. He will also perform services as an executive officer of any of the Corporation’s subsidiaries as may be requested by the Corporation’s board of directors from time to time. The initial term of the agreement extends through April 30, 2025. Commencing on May 1, 2025, there are three one-year renewal periods. Either the Corporation or Mr. Grafmyre can give notice of nonrenewal of the agreement at least 60 days prior to any annual renewal date, commencing with the renewal date on May 1, 2025, in which case the agreement would terminate as of the April 30 immediately following the notice of nonrenewal. The agreement can be terminated by the Corporation at any time for specified events of “cause” or in the event of Mr. Grafmyre’s disability.

Mr. Grafmyre’s annual base salary under the agreement is $915,750 during the employment period. The agreement provides for participation in employee benefit plans and programs maintained by the Corporation for the benefit of executive officers, including bonus programs, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits, including use of an automobile and club dues. Under the agreement, the Compensation Committee of the board of directors can require that up to 50% of the amount of any annual bonus payable to Mr. Grafmyre be paid in the form of common stock in lieu of cash. The percentage of the amount of annual bonus payable in the form of common stock can be increased above 50% with Mr. Grafmyre’s consent. Any shares of common stock issued in payment of any portion of an annual bonus are subject to the same restrictions on transfer as are applicable under the Non-Employee Director Compensation Plan (i.e., three years), provided that any transfer restrictions will be limited to one year upon Mr. Grafmyre’s attainment of age 71 and transfer restrictions will lapse upon Mr. Grafmyre’s attainment of age 72.

The agreement provides that if, on or within 24 months following a “change in control” of the Corporation, the Corporation terminates Mr. Grafmyre for a reason other than cause or disability, or if Mr. Grafmyre resigns after the occurrence of specified circumstances that constitute constructive termination (i.e., “good reason”), Mr. Grafmyre will receive a lump-sum cash payment equal to two times the sum of (i) his then current base salary and (ii) the average of the last three annual bonuses paid to him preceding his termination of employment. He would also be entitled to a continuation of health insurance benefits for a period of twenty-four months. If the Corporation terminates Mr. Grafmyre for a reason other than cause or disability absent a “change in control,” Mr. Grafmyre will continue to receive his then current base salary and health insurance benefits for the greater of the remaining term of the agreement or six months.
The agreement provides for the reduction of any “change in control” payments to Mr. Grafmyre to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code that would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.
The agreement contains noncompete covenants, which generally prohibit Mr. Grafmyre from engaging in banking activities with an institution headquartered within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of six months after Mr. Grafmyre’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation, in which case these covenants end on the date the agreement terminates.
Brian L. Knepp. Mr. Knepp is party to an employment agreement with the Corporation and JSSB. The agreement has an initial three-year term expiring on December 31, 2021 with automatic annual renewals thereafter absent notice of nonrenewal by either party. Under the agreement, Mr. Knepp serves as President and Chief Financial Officer of the Corporation, and as President of the M Group, Inc. d/b/a the Comprehensive Financial Group, a wholly owned subsidiary of JSSB.
Under the agreement, Mr. Knepp's current annual base salary is $230,625, subject to discretionary increases by the Corporation. Mr. Knepp is also entitled to participate in any employee benefit and incentive compensation plans and arrangements available to employees and executive officers of the Corporation. Mr. Knepp will also be provided with use of an automobile during the employment period under the agreement.

The agreement may be terminated for specified events of cause, in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation will continue to pay Mr. Knepp’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and will provide Mr. Knepp, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation without cause or Mr. Knepp voluntarily terminates his employment for specified events of good reason, the Corporation will pay Mr. Knepp, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Knepp’s then base salary and the average of his bonus amounts over the prior three years. If during the term of the agreement, Mr. Knepp voluntarily terminates employment, retires, dies, or becomes disabled, the obligations of the parties under the agreement will cease, unless Mr. Knepp dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Knepp, or his estate, as the case may be, will be entitled to the amounts described above.

The agreement provides for the reduction of any “change in control” payments to Mr. Knepp to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.

The agreement contains noncompete covenants, which generally prohibit Mr. Knepp from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of one year after Mr. Knepp’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation, in which case these covenants end on the date the agreement terminates.

Aron M. Carter. Mr. Carter is a party to an employment agreement with the Corporation and JSSB. The agreement renews annually for one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the agreement, Mr. Carter serves as Senior Vice President and Chief Risk Officer of the Corporation and JSSB.

Mr. Carter’s current annual base salary under the agreement is $127,813, subject to discretionary increases by the Corporation and JSSB. Mr. Carter is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB.
The agreement may be terminated for specified events of cause in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Mr. Carter’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and will provide Mr. Carter, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation or JSSB without cause or Mr. Carter voluntarily terminates his employment for specified events of good reason the Corporation and JSSB will pay Mr. Carter, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Carter’s then base salary and the average of his bonus amounts over the prior three years. If during the term of the agreement, Mr. Carter voluntarily terminates employment, retires, dies, or becomes disabled the obligations of the parties under the agreement will cease, unless Mr. Carter dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Carter, or his estate, as the case may be, will be entitled to the amounts described above.
The agreement provides for the reduction of any “change in control” payments to Mr. Carter to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.
The agreement contains noncompetition covenants, which generally prohibit Mr. Carter from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and noncompetition covenants relating to customers and employees. These covenants generally extend for a period of one year after Mr. Carter’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and JSSB, in which case these covenants end on the date the agreement terminates.
Michelle M. Karas. Ms. Karas is a party to an employment agreement with the Corporation and JSSB. The agreement renews annually for one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the agreement, Ms. Karas serves as Senior Vice President and Chief Data Officer of the Corporation and JSSB.

Ms. Karas’ current annual base salary under the agreement is $136,299, subject to discretionary increases by the Corporation and JSSB. Ms. Karas is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB.
The agreement may be terminated for specified events of cause in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Ms. Karas’ then current annual base salary for the greater of six months or the number of months remaining in the term of her employment agreement and will provide Ms. Karas, at no cost to her, with continuation of health and medical benefits for the period during which she is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation or JSSB without cause or Ms. Karas voluntarily terminates her employment for specified events of good reason the Corporation and JSSB will pay Ms. Karas, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Ms. Karas’ then base salary and the average of her bonus amounts over the prior three years. If during the term of the agreement, Ms. Karas voluntarily terminates employment, retires, dies, or becomes disabled the obligations of the parties under the agreement will cease, unless Ms. Karas dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Ms. Karas, or her estate, as the case may be, will be entitled to the amounts described above.
The agreement provides for the reduction of any “change in control” payments to Ms. Karas to the extent necessary to ensure that she will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, which would result in the imposition of an excise tax to her and a loss of deduction to the Corporation.
The agreement contains noncompete covenants, which generally prohibit Ms. Karas from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of one year after Ms. Karas’ termination of employment unless her employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and JSSB, in which case these covenants end on the date the agreement terminates.
COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on the Committee’s review and discussion with management, the Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2020.

Members of the Compensation Committee
Michael J. Casale, Jr.
D. Michael Hawbaker
Robert Q. Miller
R. Edward Nestlerode, Jr.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for services in all capacities to the Corporation and the Banks for the year ended December 31, 2020 for those persons who served as the principal executive officer or principal financial officer at any time during the last completed fiscal year and the other executive officers for the last completed fiscal year (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	($)(5)(6)	($)
Richard A. Grafmyre	2020	$994,985	$—	$—	$153,714	$312,500	$—	$28,753	$1,489,952
Chief Executive Officer (7)	2019	825,000	—	—	121,658	362,750	—	28,574	1,337,982
	2018	723,229	400	—	—	312,500	—	25,513	1,061,642

Brian L. Knepp	2020	221,396	—	—	189,762	70,000	17,887	18,676	517,721
President & Chief Financial	2019	200,000	—	—	97,326	70,250	—	17,605	385,181
Officer (8)	2018	184,000	400	—	232,435	66,000	—	15,770	498,605

Aron M. Carter	2020	125,361	—	—	37,952	22,000	10,418	7,951	203,682
Senior Vice President (9)	2019	119,822	—	—	30,414	22,250	—	9,187	181,673
	2018	116,460	400	—	40,380	22,000	—	6,509	185,749

Michelle M. Karas	2020	132,490	—	—	37,952	22,000	—	12,282	204,724
Senior Vice President (10)	2019	129,892	—	—	24,332	22,250	—	12,346	188,820
	2018	126,851	400	—	51,326	22,000	—	11,878	212,455

(1)Amounts include base salary and payments for unused paid time off for Mr. Grafmyre: $109,626 in 2020; $0 in 2019; $97,969 in 2018.
(2)Amounts include a holiday bonus paid to all employees of JSSB: $0 for 2020; $0 for 2019; and $400 for 2018
(3)Amounts represent amounts paid under the Corporation’s Performance-Based Bonus Plan.
(4)Amounts represent the accrual of benefits payable in the future under the 2020 Supplemental Executive Retirement Plan implemented during 2020.
(5)The cost of certain perquisites and other personal benefits for Messrs. Grafmyre, Knepp, Carter, and Ms. Karas are not included because such total does not exceed $10,000.
(6)Other compensation includes employer contributions to the 401(k) Plan for the benefit of Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.
(7)Mr. Grafmyre joined the Corporation in October 2010 and serves as the Chief Executive Officer of the Corporation, and is also a member of the board of directors of the Corporation.
(8)Mr. Knepp serves as President and Chief Financial Officer of the Corporation, and is also a member of the board of directors of the Corporation.
(9)Mr. Carter serves as a Senior Vice President - Chief Risk Officer of the Corporation.
(10)Ms. Karas serves as a Senior Vice President, Secretary, & Chief Data Officer of the Corporation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning awards granted to the named executive officers for the year ended December 31, 2020 under the Corporation's equity incentive plans.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Richard A. Grafmyre	3/11/2020	—	40,500	$25.34	$153,714
Brian L. Knepp	3/11/2020	—	50,000	25.34	189,762
Aron M. Carter	3/11/2020	—	10,000	25.34	37,952
Michelle M. Karas	3/11/2020	—	10,000	25.34	37,952

The following table shows information regarding non-equity incentive awards under the Corporation’s Performance-Based Bonus Plan for 2020 for Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.

(For fiscal year ended December 31, 2020)

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Richard A. Grafmyre	$—	$312,500	$312,500
Brian L. Knepp	—	70,000	70,000
Aron M. Carter	—	22,000	22,000
Michelle M. Karas	—	22,000	22,000

Awards were paid for 2020 under the Performance-Based Bonus Plan because actual performance measured against weighted performance factors resulted in performance of 100% of targeted performance goals. Cash payments made under the Plan for 2020 are included in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.”   For further information on the Performance-Based Bonus Plan, see the “Compensation Discussion and Analysis” section of this proxy statement.

OUTSTANDING EQUITY AWARDS

The following table sets forth information concerning outstanding awards as of December 31, 2020 under the Corporation's equity incentive plans. All outstanding awards consist of stock options that vest either three or five years from the grant date

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Richard A. Grafmyre	7,500	7,500	$29.47	3/23/2027
Richard A. Grafmyre	—	30,000	28.01	3/15/2029
Richard A. Grafmyre	—	40,500	25.34	3/11/2030
Brian L. Knepp	5,625	5,625	29.47	3/23/2027
Brian L. Knepp	11,250	11,250	30.07	1/5/2028
Brian L. Knepp	—	23,550	30.67	8/24/2028
Brian L. Knepp	—	24,000	28.01	3/15/2029
Brian L. Knepp	—	50,000	25.34	3/11/2030
Aron M. Carter	2,250	2,250	29.47	3/23/2027
Aron M. Carter	—	7,800	30.67	8/24/2028
Aron M. Carter	—	7,500	28.01	3/15/2029
Aron M. Carter	—	10,000	25.34	3/11/2030
Michelle M. Karas	2,250	2,250	29.47	3/23/2027
Michelle M. Karas	—	9,900	30.67	8/24/2028
Michelle M. Karas	—	6,000	28.01	3/15/2029
Michelle M. Karas	—	10,000	25.34	3/11/2030

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised stock options during the year ended December 31, 2020. There were no stock awards, including restricted stock, restricted stock units or similar instruments, issued or outstanding during the year ended December 31, 2020.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS

In September 2020, JSSB entered into supplemental executive retirement plan agreements (the “SERP Agreements”) with Brian Knepp, President and Chief Financial Officer of the Corporation and Chief Financial Officer of JSSB, and Aron Carter, Senior Vice President and Chief Risk Officer of the Corporation and JSSB.

Under the SERP Agreements, JSSB will make monthly contributions ($4,469 for Mr. Knepp and $2,603 for Mr. Carter) to a deferral account established for each executive officer until the earlier of his separation of service from JSSB, disability, death, or until he reaches age 67. At the discretion of JSSB’s board of directors, JSSB may contribute a greater amount if the executive officer’s performance or the interests of JSSB are best served by making a greater contribution. During the period of the executive officer’s employment, the deferral account will earn interest at a rate equal to 3% per annum, compounded monthly.

Each SERP Agreement provides that, if the executive officer separates from service other than for cause or on account of death or disability (including a separation prior to or after age 67 or before or after a change in control (as defined in the SERP Agreement)), the executive officer will be paid his deferral account balance, calculated as of the date of separation from service, in 180 consecutive monthly installments. In the event of the executive officer’s disability (as defined in the SERP Agreements) prior to age 67, the deferral account balance, calculated as of the date of determination of disability, will be paid in 180 consecutive monthly payments commencing the month following the date of determination of disability.

In the event of the executive officer’s death prior to his separation from service, his disability or a change in control, the Executive’s designated beneficiary would be entitled to payment of an annual benefit in the amount of $126,000 in the case of Mr. Knepp and $66,000 in the case of Mr. Carter for a period of fifteen years, provided that, if the executive’ officer’s deferral account balance exceeds specified amounts at the date of death, the annual benefit for such Executive’s beneficiary will instead be the amount necessary to fully amortize the deferral account balance over the fifteen year payment period with interest credited on the unpaid balance at the rate of 3% per annum. If the executive officer dies subsequent to commencement of payments under the SERP Agreement, amounts that would have been paid to the executive officer had he survived will be paid to his designated beneficiary.

No benefit will be paid if the executive officer’s employment is terminated for “cause” as defined in the SERP Agreements or if the executive officer, in certain circumstances, violates applicable non-competition, non-solicitation, or confidentiality provisions set forth in the SERP Agreements.

The SERP Agreements provide that if any payment under such SERP Agreement would be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, the amount of the payments to the executive officer will be reduced to the extent necessary to avoid treating such benefit payment as an “excess parachute payment.” In such case, the executive officer will be entitled to only the reduced benefit and will forfeit any amount exceeding the reduced benefit. Benefits under the SERP Agreements may be delayed to comply with Section 409A of the Internal Revenue Code, and JSSB and the executive officer may amend the SERP Agreement to delay the timing or change form of payment as permitted under Section 409A.
RETIREMENT PLAN

JSSB maintains a noncontributory defined benefit pension plan for all employees hired prior to January 1, 2004, who meet certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee’s annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment. Annual compensation is based upon the employee’s W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers, and life insurance coverage that exceeds $50,000. JSSB's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets are primarily comprised of common stocks and U.S. Government and corporate debt securities. The plan was amended, effective January 1, 2004, to cease eligibility for employees with a hire date of January 1, 2004 or later and the plan ceased accruing additional benefits as of December 31, 2014. Because Messrs. Grafmyre, Knepp, Carter, and Ms. Karas joined JSSB after termination of the pension plan, they are not eligible to participate in the pension plan. Employees with a hire date of January 1, 2004 or later are eligible to receive, after one year of service, an annual contribution by JSSB equal to a discretionary percentage of an employee’s base compensation into an account established for the employee under JSSB’s 401(k) plan. The accrued normal retirement benefit under the plan is determined by the following formula: 1.4% of the average annual compensation up to Social Security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of Social Security covered compensation multiplied by the number of years of credited service.

CHIEF EXECUTIVE OFFICER − PAY RATIO DISCLOSURE
The following pay ratio information is provided in accordance with the requirements of Item 402(u) of SEC Regulation S-K:
For fiscal 2020, the Corporation’s last completed fiscal year:

•the annual total compensation of the Corporation's median employee (other than the Chief Executive Officer) was $41,304; and
•the annual total compensation of the Corporation’s Chief Executive Officer, Richard A. Grafmyre, was $1,489,952.

Based on this information, the ratio for 2020 of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees is 36 to 1.

The Corporation identified its median employee for the year ended December 31, 2020. In 2020, the Corporation used wages from its payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2020 to determine the median of the annual total compensation of all employees (other than the Chief Executive Officer). In making this determination, the Corporation annualized the compensation of approximately 314 full time and part time permanent employees, with no full time equivalent adjustments for part time employees, of which there were approximately 14. For 2020:
•All elements of the identified median employee’s compensation for 2020 were added, resulting in annual total compensation of $41,304.
•The amount reported in the Total column of our 2020 Summary Compensation Table was used for the total annual compensation of the Chief Executive Officer.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of the named executive officers would be entitled to certain contractual benefits if their employment terminates under certain circumstances preceding or following a change in control. The agreements are described under the caption “Employment and Change in Control Agreements” included in the Compensation Discussion and Analysis. We calculated the potential post-employment payments due to each of these named executive officers assuming the employment of each named executive officer was terminated either before or after a change in control on December 31, 2020. Actual amounts payable can only be determined at the time of such executive’s termination. The following table summarizes the potential payments to Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Richard A. Grafmyre	Severance (1)	$—	$—	$2,293,837	$—	$2,414,833	$2,414,833
	Welfare continuation (2)	—	—	61,413	—	28,724	28,724
	Value of Accelerated Stock Options	27,135	—	—	—	27,135	27,135
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$27,135	$—	$2,355,250	$—	$2,470,692	$2,470,692
Brian L. Knepp	Severance (1)	$—	$—	$224,829	$—	$587,333	$587,333
	Welfare continuation (2)	—	—	—	—	—	—
	Value of Accelerated Stock Options	33,500	—	—	—	33,500	33,500
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$33,500	$—	$224,829	$—	$620,833	$620,833
Aron M. Carter	Severance (1)	$—	$—	$124,905	$—	$294,000	$294,000
	Welfare continuation (2)	—	—	—	—	—	—
	Value of Accelerated Stock Options	6,700	—	—	—	6,700	6,700
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$6,700	$—	$124,905	$—	$300,700	$300,700
Michelle M. Karas	Severance (1)	$—	$—	$132,874	$—	$309,949	$309,949
	Welfare continuation (2)	—	—	14,372	—	—	—
	Value of Accelerated Stock Options	6,700	—	—	—	6,700	6,700
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$6,700	$—	$147,246	$—	$316,649	$316,649

(1) For severance and welfare continuation payment calculation, and time and form of such payments, see "Employment and Change in Control Agreements." For Mr. Grafmyre, payments are based on his employment agreement in effect on December 31, 2020, and payments resulting from an involuntary termination without cause prior to a “change in control” illustrate continuation of his current base salary and welfare benefits through the remaining term of the contract and payments resulting from an involuntary termination without cause after a “change in control” illustrate a lump-sum cash payment equal to two times the sum of (i) his current base salary and (ii) the average of his last three annual bonuses.
(2) Assumes no increase in the cost of welfare benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the board of directors who served on the Compensation Committee during the 2020 fiscal year was an officer or employee of the Corporation or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is composed of all independent directors as defined under Nasdaq listing standards and SEC rules. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available upon request to the President or the Chief Executive Officer.

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2020, and discussed them with management and our independent registered public accounting firm, S.R. Snodgrass, P.C. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board.

The Audit Committee has received from our independent auditor the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with management and the independent accountant the accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that our audited financial statements for the fiscal year ended December 31, 2020 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

In connection with standards for independence of our external auditors issued by the Public Company Accounting Oversight Board, during the 2021 fiscal year, the Audit Committee will consider in advance of the provision of any non‑audit services by our independent accountant whether the provision of such services is compatible with maintaining the independence of our external auditors.

This report is not intended to be incorporated by reference into any filing made by Penns Woods Bancorp, Inc. with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Members of the Audit Committee
Daniel K. Brewer
Michael J. Casale, Jr.
William J. Edwards
James M. Furey, II
D. Michael Hawbaker
Leroy H. Keiler, III
Cameron W. Kephart
Joseph E. Kluger
Charles E. Kranich, II
Robert Q. Miller
John G. Nackley
R. Edward Nestlerode, Jr.
William H. Rockey
Jill Fortinsky Schwartz
Ronald A. Walko

PROPOSAL NO. 2

NON-BINDING (ADVISORY) VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, the Corporation is providing shareholders with a non-binding (advisory) vote on the compensation of its named executive officers.

Shareholders are being asked to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. These disclosures appear in this proxy statement under the “Compensation Discussion and Analysis,” in the compensation tables and in the narrative discussion following the compensation tables. Accordingly, shareholders are being asked to approve the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding (advisory) basis, the compensation of the Corporation’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

The vote is advisory and therefore not binding on the Corporation, any committee of the board of directors, or the board of directors. The board of directors and the Compensation Committee of the board of directors value the opinions of shareholders and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, shareholder concerns will be considered and the Compensation Committee will evaluate whether any action is necessary to address such concerns. In 2017 our shareholders voted to hold non-binding (advisory) votes to approve executive compensation every year. The next non-binding (advisory) vote to approve the compensation of the Corporation's named executive officers will occur in 2022.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING (ADVISORY) BASIS, OF THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS PURSUANT TO THE ABOVE RESOLUTION. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to approve this advisory proposal. All proxies will be voted “FOR” approval of this advisory proposal unless a shareholder specifies to the contrary on such shareholder’s proxy card.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors of the Corporation has appointed the firm of S.R. Snodgrass, P.C. (the “Auditors”) of Cranberry Township, Pennsylvania, as the Corporation’s independent registered public accounting firm for its 2021 fiscal year. The terms of the appointment were reviewed and recommended by the Audit Committee.

Although ratification by the Corporation’s shareholders is not required by our bylaws or otherwise, the board of directors is submitting the selection of the Auditors to shareholders for ratification because the Corporation values its shareholders’ views on the Corporation’s independent registered public accounting firm. If the Corporation’s shareholders fail to ratify the selection, it will be considered as notice to the board of directors and the Audit Committee to consider the selection of a different independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

A representative from the Auditors is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions from shareholders.

The Auditors served as the Corporation’s independent registered public accounting firm for the 2019 and 2018 fiscal years, provided assistance to the Corporation in connection with regulatory matters and charged the Corporation for such services at its customary hourly billing rates. The fees paid by the Corporation are summarized below. The non-audit services were approved by the Corporation’s Audit Committee after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation’s board of directors that there was no effect on the independence of the Auditors. The Auditors have advised the Corporation that none of its members have any financial interest in the Corporation.

Audit Fees
The fees for professional services incurred by the Corporation for services rendered by the Auditors in connection with the audit of the Corporation’s financial statements for the years ended December 31, 2020 and December 31, 2019, and the review of the Corporation’s Forms 10-Q for such fiscal years, were $185,697 and $187,301, respectively. All such services were performed by permanent, full-time employees of S.R. Snodgrass, P.C.

Audit-Related Fees
Audit-Related fees for the performance of the audits of the financial statements of the Corporation's employee benefit plans for the years ended December 31, 2020 and December 31, 2019, were $20,000 and $19,702, respectively.

Tax Fees
Tax fees for the years ended December 31, 2020 and December 31, 2019 resulting from compliance fees for the preparation of original tax returns totaled $24,821 and $23,971, respectively.

All Other Fees
There were other fees billed to the Corporation by S.R. Snodgrass, P.C. for performing information security attack and penetration testing, security awareness training, and social engineering testing for the years ended December 31, 2020 and December 31, 2019 that totaled $25,250 and $24,470, respectively.

Pre-approval of Audit and Permissible Non-Audit Services
The Audit Committee of the board of directors pre-approves all audit and permissible non-audit services provided by the Corporation’s independent registered public accounting firm. All of the services provided by S.R. Snodgrass, P.C. set forth above were pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF S.R. SNODGRASS, P.C., AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment. All proxies will be voted “FOR” ratification of the appointment unless a shareholder specifies to the contrary on such shareholder’s proxy card.

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Applicable SEC regulations permit shareholders to submit proposals for inclusion in the Corporation's proxy materials and consideration at annual meetings of shareholders. Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 2022 must be submitted in writing to the President of Penns Woods Bancorp, Inc., at its principal executive office, 300 Market Street, Williamsport, PA 17701, on or before November 22, 2021 and must follow the procedures required by SEC Rule 14a-8 in order to be included in proxy materials relating to that meeting.

A shareholder proposal submitted after November 22, 2021, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation's proxy statement for the annual meeting to be held in 2022, but may be presented for consideration at the annual meeting, if submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the annual meeting, which proposal must contain certain information required by the bylaws. The date of the 2022 annual meeting is presently expected to occur on April 27, 2022. Accordingly, a shareholder intending to present such a proposal for consideration at the 2022 annual meeting of shareholders must provide notice of the matter no later than January 27, 2022 in the manner set forth in the bylaws; otherwise, the proposal may be disregarded for purposes of the meeting and, in any event, the proxy holders of the board of directors would generally have discretionary authority to vote on such proposal at the meeting.

CERTAIN TRANSACTIONS

Nasdaq rules require that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the board of directors.

Our Code of Ethics and Conflicts of Interest Policy requires all directors, officers, and employees who may have a potential or apparent conflict of interest to notify our Human Resource Director. A potential conflict exists whenever an individual has an outside interest - direct or indirect - which conflicts with the individual’s duty to the Corporation or any of its affiliates or adversely affects the individual’s judgment in the discharge of his or her responsibilities. Prior to consideration, full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction is required The Code of Ethics and Conflict of Interest Policy is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available on request to the President or the Chief Executive Officer.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

There have been no material transactions, or any material transactions proposed, between the Corporation and the Banks and any director or executive officer of the Corporation and the Banks, or any associate of the foregoing persons. The Corporation and the Banks have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and their associates on comparable terms and with similar interest rates as those prevailing from time to time for persons not related to or associated with the Corporation.
Total loans outstanding from the Banks at December 31, 2020 to the Corporation's officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 10% or more was $16,246,000, or approximately 9.90%, of the total equity capital of the Corporation. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation, and did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT

A copy of the Corporation’s Annual Report and Form 10-K for its fiscal year ended December 31, 2020 is enclosed with this proxy statement.
You may access the following proxy materials at http://www.edocumentview.com/pwod:
•Notice of the 2021 Annual Meeting of Shareholders;
•2021 Proxy Statement;
•Annual Report to Shareholders for the year ended December 31, 2020; and
•Proxy Card.

OTHER MATTERS

The board of directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. Because the Corporation has not received notice of any other matters to be presented for action at the meeting, if any other matters properly come before the Meeting, or any adjournments thereof, the proxy holders are authorized to vote thereon at their discretion.

All directors of the Corporation are expected to attend the Corporation’s Annual Meeting of Shareholders. In 2020, seventeen directors attended the Annual Meeting of Shareholders.

Shareholders may communicate directly with the board of directors of the Corporation by contacting the Corporation’s Chief Executive Officer, Richard A. Grafmyre, 300 Market Street, Williamsport, PA 17701 (570-322-1111). All bona fide communications received by the Corporation’s Chief Executive Officer will be relayed to the applicable member of the board of directors or, if no specific director is designated to receive the communication, the appropriate board member.

ADDITIONAL INFORMATION

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION’S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2020, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT, MAY BE OBTAINED, WITHOUT CHARGE, FROM RICHARD A. GRAFMYRE, CHIEF EXECUTIVE OFFICER, PENNS WOODS BANCORP, INC.

By Order of the Board of Directors,

Richard A. Grafmyre
Chief Executive Officer

Dated: March 22, 2021

PWB
Penns Woods Bancorp, Inc.

VOTE

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You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/PWOD** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

+

	For	Withhold		For	Withhold		For	Withhold
01 - William J. Edwards	☐	☐	02 - Leroy H. Keiler, III	☐	☐	03 - Cameron W. Kephart	☐	☐
04 - Charles E. Kranich, II	☐	☐	05 - Jill F. Schwartz	☐	☐	06 - Ronald A. Walko	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

The 2021 Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. will be held on Tuesday, April 27, 2021 at 9:00 A.M. local time, virtually via the internet at www.meetingcenter.io/268135803.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — PWOD2021.

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PWOD

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Penns Woods Bancorp, Inc.

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – April 27, 2021

Brian L. Knepp and Michelle M. Karas, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the virtual Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. to be held on Tuesday, April 27, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed on the reverse side hereof. If no such directions are indicated, shares represented hereby will be voted FOR the nominees identified in Proposal 1 (election of directors), FOR Proposal 2 (Conduct a non-binding (advisory) vote on executive compensation), and FOR Proposal 3 (Ratify the appointment of S.R. Snodgrass, P.C. as the Corporation's independent registered public accounting firm for the year ending December 31, 2021).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.